ACADIA NATIONAL HEALTH SYSTEMS, INC.
ACQUIRES NORTHEAST MEDICAL BUSINESS GROUP, INC.

Lewiston, Maine - September 8, l998 - Acadia National Health Systems, Inc. (OTCBB:ACAD) announced the acquisition of Northeast Medical Business Group, Inc., a medical billing and management services corporation located in Keene, New Hampshire.

Paul W. Chute, Chairman and Chief Executive Officer of Acadia, is exceptionally pleased with this acquisition and the resulting business relationship. "Frank and Martha DeJohn, long-time owners, operators and principle developers of Northeast, bring to Acadia a wealth of knowledge about the complex medical services industry and a real personal dedication to their clients. I am excited about Frank and Martha's long term commitment to stay with Acadia and work towards our common goal of providing an exceptional group of medical service products throughout the Northeast."

Acadia National Health Systems, Inc. specializes in medical billing for health care providers throughout Maine and New Hampshire. Northeast Medical Business Group compliments this with clients in New Hampshire, Vermont and Massachusetts. Both companies concentrate in providing accounts receivable management, medical billing and practice management consulting services in radiology, anesthesiology, surgery, emergency services, family practice, internal medicine and behavioral health medicine. Additional practice experience in urology, pulmonology, pathology and rural health centers support Acadia's position of being a full service medical services organization.

"Acadia's goal is to become a dominant medical services organization (MS0) throughout New England and the Northeast", said Mr. Chute and he further commented, "We continue to develop business relationships with well-established companies dedicated to offering quality, competitive services and strive to continue a local presence and personal relationship with each medical provider we service."


CONTACT:
Acadia National Health Systems, Inc.
Paul W. Chute, Chief Executive Officer
207 777-3423
207 784-7743  (fax)
email:  acadnat@exploremaine.com